Exhibit 99.1

Adtalem Global Education Board of Directors Elects CEO Lisa Wardell as Chairman

CHICAGO--(BUSINESS WIRE)--July 16, 2019--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced that its board of directors has unanimously elected Lisa W. Wardell, 49, as chairman of the board, effective July 16, 2019. Wardell, a director since 2008, will continue to serve as Adtalem’s president and chief executive officer, a role she has held since May 2016.

The board unanimously elected William W. Burke, a director since January 2017, as lead independent director, also effective July 16, 2019. Burke, 60, will remain chairman of the audit and finance committee.

“Over the last 3 years, Lisa has significantly repositioned Adtalem as a strategic workforce solutions enterprise through the divestitures of DeVry University and Carrington College and realignment of the company’s core growth verticals in medical and healthcare and financial services. Lisa has also improved the company’s cost base, strengthened its balance sheet and assembled a world-class leadership team,” said James White, previous chairman of the Adtalem board of directors. “On behalf of the board, we are pleased to appoint Lisa as Adtalem’s chairman, in addition to her continuing role as president and CEO. We are confident that under Lisa’s leadership, Adtalem is well-positioned to execute on its long-term strategy and drive value for all of its stakeholders.”

“I am honored and appreciative of the confidence the board has placed in me. I look forward to working with the board, the leadership team and our dedicated colleagues around the world, as we continue on our journey to empower students to achieve their goals, find success and make inspiring contributions to our global community,” said Wardell. “The appointment of Bill Burke as our new lead independent director will be incredibly valuable.”

In evaluating the board’s leadership structure, the board considered the relevant merits of combining the roles of chairman of the board and chief executive officer and appointing a strong lead independent director, compared with keeping the roles of chairman and CEO separate. The board concluded that Lisa Wardell was the person best suited to serve as chairman of the board at this time, providing consistent leadership, alignment between the board and management and a unified voice for the company as it continues its transformation to a leading workforce solutions provider. In addition, the board reaffirmed its commitment to independent board leadership by appointing Bill Burke as lead independent director. During his career, Burke has served in executive leadership roles at several companies and, during his service on multiple public company boards, has served as lead independent director, audit committee chairman and compensation committee chairman.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of Adtalem Educacional do Brasil (IBMEC, Damásio and Wyden institutions), American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Investors: John Kristoff
john.kristoff@adtalem.com
(312) 651-1437

Media: Ernie Gibble
ernie.gibble@adtalem.com
(630) 353-9920